EXHIBIT 6(viii)

ELECTION TO CONVERT AND AMENDMENT TO
DEBT EXCHANGE AGREEMENT

ELECTION TO CONVERT AND AMENDMENT TO DEBT EXCHANGE AGREEMENT (this “Amendment”), dated as of July 10, 2006, by and among NEW GENERATION HOLDINGS, INC., a Delaware corporation (“NGH”), PLASTINUM CORP. (formerly named New Generation Plastic, Inc.), a Delaware corporation (“Plastinum”), and JACQUES MOT (“JM”).
W I T N E S  S E T H
WHEREAS, the parties hereto are parties to that certain Debt Exchange Agreement, dated as of December 7, 2006 (the “Agreement”); and

WHEREAS, pursuant to Section 1 of the Agreement, JM has the right, among other things, to elect to convert the principal and interest of the Convertible Note into shares of Series A Preferred Stock of NGH; and

WHEREAS, pursuant to Section 1 of the Agreement, and in accordance with the terms and subject to the conditions of this Amendment, JM hereby elects to convert all of the outstanding Convertible Note into shares of Series A Preferred Stock of NGH;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Capitalized Terms. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

2. Election to Convert the Convertible Note. Pursuant to Section 1 of the Agreement and pursuant to the terms and subject to the conditions of this Amendment, JM hereby elects to convert all of the outstanding principal and interest under the Convertible Note as of July 10, 2006, in the aggregate amount of $796,644.78 as of such date, into an aggregate of 528,629.58 shares of Series A Preferred Stock of NGH. Pursuant to Section 1 of the Agreement, JM agrees to return the Convertible Note to NGH for cancellation and such Note shall be deemed satisfied in full upon such conversion. The Company agrees to issue to JM a certificate representing 528,629.58 shares of Series A Preferred Stock of NGH.

3. Preferred Stock Terms. The terms of the Series A Preferred Stock of NGH as set forth on Exhibit B to the Agreement are hereby amended and restated in the form of Schedule A to this Amendment. NGH agrees to take all necessary actions to file such amended and restated Preferred Stock terms promptly with the Secretary of State of Delaware. Notwithstanding the provisions of the Preferred Stock terms attached to this Amendment, JM agrees that he will not convert the shares of Series A Preferred Stock held by him into shares of Common Stock of NGH until the filing in Delaware of an amendment to the Restated Certificate of Incorporation of NGH providing for an increase in the number of authorized shares of Common Stock of NGH in order to permit the conversion of all outstanding shares of Series A Preferred Stock into Common Stock of NGH.

4. No Further Amendments. Except as specifically set forth or as amended in this Amendment, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

NEW GENERATION HOLDINGS, INC.

By: /s/ Jacques Mot
Name: Jacques Mot
Title:   President

PLASTINUM CORP.
(formerly named New Generation Plastic, Inc.)

By: /s/ Jacques Mot
Name: Jacques Mot
Title:   President

/s/ Jacques Mot
JACQUES MOT

SCHEDULE A

Series A Preferred Stock Terms

CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS

OF

SERIES A PREFERRED STOCK

OF

NEW GENERATION HOLDINGS, INC.

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

NEW GENERATION HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151(g) thereof,

DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended, the Board of Directors on June 29, 2006 by unanimous written consent, adopted the following resolution creating a series of Five Hundred Twenty Eight Thousand Six Hundred Twenty Nine and 58/00 (528,629.58) shares of Preferred Stock, $.01 par value, designated as "Series A Preferred Stock":

RESOLVED, that pursuant to the authority granted to the Board of Directors by Certificate of Incorporation, as amended (the "Certificate"), the Board of Directors hereby authorizes the issuance of Five Hundred Twenty Eight Thousand Six Hundred Twenty Nine and 58/00 (528,629.58) shares of Preferred Stock of the Corporation and hereby fixes the following designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Certificate:

Section II. Preferred Stock.   The designation of the series of Preferred Stock created hereby is Series A Preferred Stock and the number of shares constituting such series is Five Hundred Twenty Eight Thousand Six Hundred Twenty Nine and 58/00 (528,629.58) (the "Series A Preferred Stock" or the "Preferred Stock"). The powers, privileges, preferences, rights, restrictions of, and other matters relating to the Series A Preferred Stock, are as follows:

1.	Dividends.
The holders of the Series A Preferred Stock shall not be entitled to receive dividends.

2.	Liquidation Preference.

(a) In the event of any liquidation, dissolution, Deemed Liquidation (as hereinafter defined) or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the holders of the Series A Preferred Stock, shall be entitled to receive, prior and in preference to any distribution of any of the assets, capital or surplus funds of the Corporation to the holders of the Company's Common Stock, an amount per share equal to $1.507 per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits or the like with respect to such share) (the “Series A Liquidation Preference”) If upon the occurrence of a Liquidation Event, (i) the assets, capital and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the aggregate Series A Liquidation Preference each such holder is otherwise entitled to receive or (ii) after payment to the holders of the Series A Preferred Stock their full Series A Liquidation Preference there shall remain assets, capital or funds of the Corporation legally available for distribution to the holders of the Corporation’s Common Stock, then unless the assets of the Corporation are not being liquidated in connection with such Liquidation Event, the holders of the Series A Preferred Stock shall be entitled to receive a distribution of such remaining assets, capital or funds ratably with the holders of the Common Stock as if such Series A Preferred Stock had been converted into Common Stock.

(b) A “Deemed Liquidation” shall mean (A) the acquisition of the Corporation by another entity or the acquisition of another entity by the Corporation by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, or consolidation other than any merger effected exclusively for the purpose of changing the domicile of the Corporation) or a sale of all or substantially all of the assets of the Corporation unless, in the case of any such transaction, series of transactions or sale, the Corporation’s stockholders of record as constituted immediately prior to such transaction, series of transactions or sale shall, immediately after such transaction, series of transactions or sale (by virtue of securities issued as consideration for the Corporation’s securities or otherwise) hold more than 50% of the voting power and economic interest of the surviving or (in the case of a sale of all or substantially all of the assets of the Corporation) acquiring entity in the same proportions among such stockholders as held by them, and with the same relative powers, privileges, preferences, rights and restrictions as among themselves and as against the Corporation as, immediately prior to such transaction, series of transactions or sale, or (B) a transaction or series of transactions in which a person or group of persons (as defined in Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) acquires or following which has acquired beneficial ownership (as determined in accordance with Rule 13d-3 of the Exchange Act) of 50% or more of the voting power or economic interest of the Corporation.

(c) In the event of any Deemed Liquidation, if the consideration received is other than cash, its value shall be deemed to be its Current Market Price (as such term is defined herein). The consideration to be received by the holders of Series A Preferred Stock in any such transaction shall be of the same type (cash, securities or other property) and in the same proportion, as is payable to holders of Common Stock as a result of the transaction unless the holders of a majority of the outstanding shares of Series A Preferred Stock consent otherwise.

(d) The Corporation shall give each holder of record of Series A Preferred Stock written notice of an impending Liquidation Event not later than thirty (30) days prior to the stockholders’ meeting called to approve such transaction, or thirty (30) days prior to the consummation of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Event. The initial notice shall describe the material terms and conditions of the impending Liquidation Event and the provisions of this Section II.2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The Liquidation Event shall not be consummated sooner than the later of thirty (30) days after the Corporation has given the first notice provided for herein or ten (10) days after the Corporation has given notice of any material changes to such impending transaction; provided, however, that such periods may be shortened upon the written consent of the holders of at least 67% of the Series A Preferred Stock.

(e) Notwithstanding the foregoing, in the event of any Liquidation Event, each holder of Series A Preferred Stock shall be entitled to receive the amount such holder would have received under Section II.2(a).

(f) Except as provided in Section II.2(c) with respect to a Deemed Liquidation, any amounts payable to the holders of the Series A Preferred Stock this Section II.2 shall be payable in cash.

(g)  For purposes hereof, the “Current Market Price” of any asset other than cash means:

(i) in the case of a publicly traded security, the average of the daily closing prices for such security for the 20 consecutive business days commencing 20 business days before the date of determination, in which case the closing price for each day shall be (x) the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange on which such security is listed or admitted to trading, or (y) if not listed or admitted to trading on any national securities exchange, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers, Inc.’s Automated Quotation System, or the nearest comparable system; provided that in the event that the security for which the Current Market Price is to be determined is subject to any restriction on free marketability, then the method of valuation of such security shall be to take an appropriate discount from the Current Market Price as determined above to reflect the approximate fair market value thereof and if the holders of a majority of the Series A Preferred Stock shall object to the amount of such discount, such objection shall be resolved by an independent appraiser as provided in (ii) below and such appraiser’s determination of value shall be final, conclusive and binding on the Company and the holders of Series A Preferred Stock; and

(ii) in the case of any other asset, as determined in good faith by the Board of Directors; provided that if the holders of a majority of the outstanding Series A Preferred Stock object to such determination by the Board of Directors, the Board of Directors shall retain an independent appraiser reasonably satisfactory to such holders and such appraiser’s determination of value shall be final, conclusive and binding on the Company and the holders of Series A Preferred Stock.

3.	Redemption.

The Series A Preferred Stock shall not have any redemption or similar rights.

4.	Voting Rights.

Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock may then be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the By-Laws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights shall be rounded upward to the nearest whole number. For avoidance of doubt, each reference herein to a percentage or other amount of shares of Series A Preferred Stock, the holders of which are entitled to consent rights, approval rights or other rights, shall be deemed to refer to such percentage or other amount of the voting power of such shares determined as provided above.

5.	Conversion.

(a) The holders of the Series A Preferred Stock shall have conversion rights as follows:

(i) Each share of Series A Preferred Stock along with the aggregate accrued and unpaid dividends thereon shall be convertible, at the option of the holder thereof, at any time and from time to time into the number of fully paid and non-assessable shares of Common Stock of the Corporation as is determined by dividing $1.507 aggregate accrued and unpaid dividends thereon by the Conversion Price in effect at the time of conversion; provided, that in no event shall the Series A Preferred Stock convert to an amount of Common Stock which when added to the existing outstanding Common Stock will exceed the amount of Common Stock authorized by the Company's Certificate of Incorporation. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred Stock shall initially be $.0206 per share (as adjusted for any stock dividends, combinations, splits or the like with respect to the Series A Preferred Stock). A holder of the Series A Preferred Stock may convert any or all of its shares at any time in accordance with this Section II.5.

(ii) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon (A) the approval and filing of an amendment to the Corporation’s Restated Certificate of Incorporation providing for an increase in the number of authorized shares of Common Stock to permit the conversion of all outstanding shares of Series A Preferred Stock and (B) the consummation of the contemplated “spin-off” by the Corporation of all of its Common Stock in Plastinum Corp. to the Corporation’s stockholders. In addition, in connection with the automatic conversion referred to in this Section II.5.(a)(ii), the holders of shares of Series A Preferred Stock shall automatically be entitled to receive the number of shares of common stock of Plastinum Corp. equal to the number of shares of Common Stock of the Corporation issuable upon conversion of the Series A Preferred Stock. In the case of any conversion pursuant to this Section II.5(a)(ii), the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the date on which the “spin-off” occurs, regardless of whether the shares of Series A Preferred Stock have been surrendered as of such date.

(b) A holder of Series A Preferred Stock who elects to convert such shares into shares of Common Stock, shall surrender the certificate or certificates representing such shares of Series A Preferred Stock at the principal United States office of the Corporation, together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent is referred to herein as the “Conversion Date”. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver to such holder, or to its nominee, at such holder’s address as shown in the records of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, together with cash in lieu of any fractional shares, after aggregating all fractional shares as to which a holder shall have elected conversion. If less than all of the shares of Series A Preferred Stock represented by a stock certificate are converted into shares of Common Stock, the Corporation shall issue a new stock certificate in the amount of the shares not so converted.

(c) No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock and, after aggregating all fractional shares as to which a holder shall have elected conversion, any remaining fractional share to which the holder would otherwise be entitled shall be rounded up to the nearest whole number.

(d) The Corporation shall at all times when any shares of the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.

(e) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares shall immediately cease and terminate on the applicable Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and the payment of any declared and unpaid dividends thereon. On the Conversion Date, the shares of Common Stock issuable upon such conversion shall be deemed to be outstanding, and the holder thereof shall be entitled to exercise and enjoy all rights with respect to such shares of Common Stock. All shares of Series A Preferred Stock, tendered for conversion shall, from and after the applicable Conversion Date, be deemed to have been retired and cancelled and shall not be reissued as Preferred Stock, and the Corporation may thereafter take such appropriate action as may be necessary to reduce accordingly the authorized number of shares of Preferred Stock.

(f)  The term “Conversion Price” shall mean, as of any time, the Conversion Price of the Series A Preferred Stock as applicable at that time, as specified in paragraph (a) of this Section II.5 in case no adjustment shall have been required, or such Conversion Price as adjusted and further adjusted pursuant to this paragraph (f) of this Section II.5, as the case may be.

(1) If at any time the Corporation shall issue any shares of Common Stock or any Convertible Securities, Rights or Related Rights (each as herein defined) (such Convertible Securities, Rights or Related Rights being hereinafter referred to collectively as “Securities”) (other than a dividend or other distribution payable solely in Common Stock or such Securities) for a consideration per share of Common Stock (the consideration in each case to be determined in the manner provided in subparagraph (2) below) less than the Conversion Price in effect immediately prior to the issuance of such Common Stock or Securities, then the Conversion Price in effect immediately prior to each such issuance shall forthwith be reduced to a new Conversion Price equal to the lowest amount of consideration per share of Common Stock (to be determined in the manner provided in subparagraph (2) below) paid for such Common Stock or Securities.

(2) For the purpose of any adjustment of the Conversion Price pursuant to this paragraph (f) of this Section II.5, the following provisions shall be applicable:

(a) If the Corporation shall effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before such subdivision shall be proportionately decreased. If the Corporation shall combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. If the Corporation shall make or issue a dividend or other distribution payable in securities, then and in each such event provision shall be made so that the holders of shares of the Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period giving effect to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series A Preferred Stock. If the Corporation shall reclassify its Common Stock (including any reclassification in connection with a consolidation or merger in which the Corporation is the surviving corporation), then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, the amount of such reclassified Common Stock that they would have received had their Series A Preferred Stock been converted into Common Stock immediately prior to such reclassification and had they thereafter during the period from the date of such event to and including the Conversion Date, retained such reclassified Common Stock giving effect to all adjustments called for during such period under this paragraph with respect to the rights of these holders of the Series A Preferred Stock.

(b) Whenever the Conversion Price shall be adjusted as provided in this Section II.5, the Corporation shall forthwith provide notice of such adjustment to each holder of shares of the Series A Preferred Stock, a statement, certified by the chief financial officer of the Corporation, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall send such notice and statement by first class mail, postage prepaid, to each holder of record of Series A Preferred Stock at such holder’s address as shown in the records of the Corporation.

(c) If a state of facts shall occur which, without being specifically controlled by the provisions of this Section II.5, would not fairly protect the conversion rights of the holders of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Corporation shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

IN WITNESS WHEREOF, this Certificate has been signed on this ________ day of ____________, 2006, and the signature of the undersigned shall constitute the affirmation and acknowledgement of the undersigned , under penalties of perjury, that this Certificate if the act of the undersigned and that the facts stated in this Certificate are true.

NEW GENERATION HOLDINGS, INC.

By: /s/Jacques Mot
Name: Jacques Mot
Title: President